UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 23, 2022

TIME:	9:00 a.m. Mountain Standard Time

PLACE:	Microchip Technology Incorporated 2355 West Chandler Boulevard Chandler, Arizona 85224-6199

ITEMS OF BUSINESS:	(1)
The election of each of Matthew W. Chapman, Esther L. Johnson, Karlton D. Johnson, Wade F. Meyercord, Ganesh Moorthy, Karen M. Rapp and Steve Sanghi to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2023.

(3) To hold an advisory (non-binding) vote regarding the compensation of our named executives.

(4) To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote FOR each of the foregoing items.

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 24, 2022 are entitled to vote at the annual meeting.

ANNUAL REPORT:	Microchip's fiscal 2022 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY:	It is important that your shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting in person, please vote your shares as promptly as possible using the enclosed proxy card, or via the internet or telephone as instructed in the enclosed materials, in order to ensure your representation at the annual meeting. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Kim van Herk
Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 23, 2022
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2022 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 15, 2022

Letter from Your Executive Chair and Your CEO and President

This past fiscal year continued to be one of remarkable performance and resilience for Microchip. With the rest of our industry and our customers we navigated a challenging supply environment. Our Purpose, Guiding Values, and the strength and dedication of our team remained constant, helping us rise to meet these challenges. It is our Purpose to empower innovation which enhances the human experience by delivering smart, connected and secure technology solutions to our global customer base. Key Guiding Values that support our Purpose are our commitment to our customers and to advancement of our products and technology. Our commitment to our customers motivates us to understand them, and our commitment to products and technology drives us to develop solutions designed to meet or exceed their needs. The process of listening to our customers, understanding them, and designing total systems solutions enables us to fulfill our Purpose and give our customers the freedom to innovate! We continue to focus on our customers and technology leadership. Partnering with them motivates us to navigate the opportunities and challenges ahead of us.

Microchip’s Strong Performance in Light of COVID-19 and Supply Chain Disruption

In fiscal 2021, the COVID-19 pandemic adversely impacted people and businesses. There was significant supply chain disruption and change in market demand. In response to early indications of the COVID-19 pandemic, we took proactive measures to safeguard the health of our employees. We worked to mitigate the impact of the pandemic on our business by qualifying alternative suppliers, increasing our inventory of raw materials, ramping our internal factories and adding assembly and test capacity to increase our manufacturing capability while securing additional capacity with our subcontractors wherever possible.

In fiscal 2022, strong customer demand outpaced capacity improvements as we continued to experience constraints in our internal and external factories and manufacturing supply chains. We expect that certain supply chain constraints will persist throughout calendar 2022 and into calendar 2023. In order to better address customer capacity demands, we launched our Preferred Supply Program in February 2021, which provides our customers with prioritized capacity beginning six months after the customer places an order in exchange for 12 months of continuous, non-cancellable and non-reschedulable backlog. We are also taking actions to increase our manufacturing capacity in order to improve our ability to satisfy customer demand. Our growth strategy is to focus on designing total system solutions for our customers and to take advantage of our broad portfolio of devices. We want to provide more of our devices into every customer design and focus on major market megatrends to give us even faster organic growth. The major megatrends for Microchip are 5G infrastructure, Internet of things/edge computing, data center, electric vehicles, Advanced Driver Assistance Systems and Artificial Intelligence /Machine Learning.

Our strategies enabled us to achieve records for net sales, non-GAAP gross margin, operating income, and EPS in fiscal 2022. These record results resulted in record cash generation, which in turn helped us reduce our debt by almost $5 billion over the last 15 quarters. We continue to allocate substantially all of our excess cash beyond dividends and stock buyback to bring down our debt. In the third quarter of fiscal 2022, we achieved Investment Grade debt ratings from Moody’s and Fitch and announced a $4.0 billion stock buyback program. In the third and fourth quarters of fiscal 2022, we repurchased approximately $425.6 million, or 5.6 million shares of our common stock under this buyback program. We enhanced our capital return strategy and increased our dividend significantly in fiscal 2022, announcing in the third quarter of fiscal 2022 a targeted dividend increase of at least 9% sequentially.

Board Member Nominees and Refreshment

Our board of directors (the “Board”) and our executive management are committed to fostering an environment where diverse perspectives are presented and considered. In 2021, we increased the size of our Board from five to seven members and increased its diversity to 71% (43% racially and ethnically diverse and 29% female).

Each of our 2022 Board nominees brings extensive experience and their own perspectives to Board discussions. With respect to our three new Board members added in calendar 2021, Mr. Moorthy, our current CEO, brings his extensive knowledge of Microchip and our industry, Ms. Rapp brings her background in finance and financial reporting and has semiconductor and system business experience, and Mr. Johnson is well-grounded in cyber and data security matters and has aerospace and defense experience.

ESG / Sustainability

Our commitment to corporate responsibility and sustainability is integrated throughout all levels of our business. Our culture and guiding values encourage all employees to embrace our environmental, social and governance ("ESG") policies and empower them to make suggestions for improvement. Our ESG Assurance team is responsible for the development, implementation and measurement of corporate ESG goals under the oversight of our ESG Steering Committee. The ESG Steering Committee is a matrixed team, comprised of executives and senior managers from various disciplines such as compliance, facilities, finance, human resources, legal, marketing communications, operations, sales, and technology.

The ESG Steering Committee reports to our CEO and our Nominating, Governance, and Sustainability Committee who have oversight of our policies and practices related to ESG and sustainability. Our Board has ultimate oversight over these matters.

In fiscal 2022, our ESG Assurance Team and our ESG Steering Committee focused on our programs related to environmental sustainability, supply chain transparency, combatting forced labor, and diversity and inclusion. At our November 2021 Investor Day, we announced our goal of reaching Net Zero by 2040. We plan to do this using science-based targets in line with the goals of the Paris Agreement. For more information on our programs, please see our website, and our 2021 Sustainability Report at https://www.microchip.com/en-us/about/corporate-responsibility/sustainability.

Thank you for your continued support of Microchip.

Steve Sanghi Executive Chair	Ganesh Moorthy President and CEO

MICROCHIP TECHNOLOGY AT A GLANCE

$6.82 Billion Revenue in Fiscal Year 2022

21,000 Employees

124,000 Customers

Headquartered Near Phoenix in Chandler, Arizona

126 Consecutive Quarters of Non-GAAP Profitability

FISCAL YEAR 2022 FINANCIALS AT A GLANCE*

$6.821 billion Record GAAP Net Sales

65.2% Record GAAP Gross Margin	65.7% Record Non-GAAP Gross Margin

$1.850 billion Record GAAP Operating Income	$2.965 billion Record Non-GAAP Operating Income

27.1% GAAP Operating Margin	43.5% Record Non-GAAP Operating Margin

$1.286 billion Record GAAP Net Income	$2.611 billion Record Non-GAAP Net Income

$2.27 Record GAAP EPS Per Diluted Share	$4.61 Record Non-GAAP EPS Per Diluted Share
*Please refer to Appendix A to this Proxy Statement for information regarding our Non-GAAP results.

TOTAL SHAREHOLDER RETURNS (1)(2)

Over the last 20 years, we have returned approximately $7.1 billion to our shareholders in the form of cash dividends and share repurchases. In fiscal 2022, the amount we returned to our shareholders was more than double the amount we returned to shareholders in fiscal 2021.

$5.1 billion
$2.0 billion

Dividends Paid	Share Buybacks
(1) In fiscal 2016, we issued approximately 8.6 million shares in connection with an acquisition and repurchased approximately the same number of shares in the open market following the acquisition. Since this repurchase activity was related to an acquisition, such activity is not reflected in the above table.

(2) In fiscal 2022, we enhanced our capital return strategy by increasing our dividends and implementing a $4.0 billion stock repurchase program. Specifically, we announced our intention to target a dividend increase of at least 9% sequentially in the third quarter of fiscal 2002, and we repurchased a total of $425.6 million, or 5.6 million shares of our common stock, in fiscal 2022.

MARKET MEGATRENDS

The market megatrends for Microchip are 5G infrastructure, IoT/edge computing, data center, electric vehicles, Advanced Driver Assistance Systems and Artificial Intelligence/Machine Learning. These megatrends are shaping the human experience. They impact how people work, learn, communicate, travel and transact. And they are transforming how products are created and manufactured, moved through the supply chain, and monitored and controlled anywhere in the world. We believe that focusing on these megatrends will give us faster organic growth.

ESG AND CORPORATE SOCIAL RESPONSIBILITY HIGHLIGHTS

Microchip is a leading provider of smart, connected and secure embedded control solutions. Our mission is to focus our resources on high value, high quality products, total system solutions, software and services, and to continuously improve all aspects of our business, providing an industry leading return on investment. In this pursuit, we are committed to being responsible corporate citizens and this commitment is shared by our Board members, our executive management team, and employees throughout the company.

The five tenets of our environmental, social and governance (“ESG”) strategy are: (1) Our Company; (2) Our Planet; (3) Our Supply Chain; (4) Our Products; and, (5) Our People.

Guiding Values
Ethics and Integrity
Corporate Governance
Stakeholder Engagement
Innovation and IP
Emissions and Climate Change
Energy Efficiency
Waste Diversion and Recycling
Water Resources Management
OUR COMPANY
OUR PLANET
Microchip 360° Sustainability
OUR PEOPLE
Diversity and Inclusion
Employee Recruitment & Retention
Occupational Health & Safety
OUR SUPPLY CHAIN
Responsible Minerals Sourcing
Human Rights
Business Continuity
OUR PRODUCTS
Product Compliance
Product Impacts

Some of our key ESG programs in fiscal 2022 are listed below:
•Announced our goal of reaching Net Zero by 2040; our plan uses science-based targets in line with the goals of the Paris Agreement
•Continued monitoring and reduction of Scope 1 GHG emissions
•Sustainability reporting through the Carbon Disclosure Project and using the Sustainability Accounting Board’s (“SASB”) Standards in our 2021 Sustainability Report
•Further development of human capital management programs focused on talent planning, talent acquisition, rewards and development
•Adopted a Human Rights Policy
•ESG Steering Committee oversight of the company’s ESG policies, practices and initiatives
•Board and Nominating, Governance, and Sustainability Committee’s oversight of our programs, policies and practices related to ESG matters and related disclosures

OUR VALUES AND STRATEGIC FRAMEWORK

Our Purpose, Vision, Mission Statement and Guiding Values were designed to work together to promote a shared culture across Microchip. This strategic framework guides our employees in daily decision making. Below are the key drivers of our actions, which guide how we collaborate to serve our stakeholders, and serve as the metrics against which our results are measured.

CORPORATE GOVERNANCE HIGHLIGHTS

Board Composition

Our Nominating, Governance, and Sustainability Committee regularly reviews the overall composition of the Board and our committees to assess whether it reflects the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to Microchip’s current and future global business and strategy.

Board Profile and Refreshment

In reviewing nominees, the Board considers the qualifications needed and strives to maintain a balance of skills, experience, continuity and diverse perspectives. The following graphs highlight the composition and diversity of our Board.

Average Tenure - 13.3 years

CORPORATE GOVERNANCE PRACTICES

We find it important that we have strong Board leadership, strategy setting, and sound management practices. Highlights of our governance practices include:

Accountability
•Annual election of all directors
•Majority voting in uncontested director elections
•Annual Board and committee self-evaluation
•Annual say on pay vote
•Anti-hedging, anti-short sale and anti-pledging policies
•Stock ownership requirement for directors, officers and other senior employees

Shareholder Rights
•Proxy access
•No shareholder rights plan
•No dual class share structure
•No Board members are over-boarded
•Board succession planning and refreshment
•CEO and executive succession planning
•Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines
•Risk oversight by full Board of cybersecurity, sustainability and human rights matters, as well as oversight of sustainability matters by the Nominating, Governance, and Sustainability Committee

Compensation Practices •Emphasis on performance-based metrics

COMPENSATION DISCUSSION AND ANALYSIS HIGHLIGHTS

Compensation Policies and Practices

Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do	What We Don’t Do
Compensation Committee is comprised 100% of independent directors	No repricing of stock options
Balance short- and long-term incentives, cash and equity and fixed and variable pay elements	No dividends or dividend equivalents on unearned awards
Performance-based awards comprising approximately 41% of the overall equity allocation to executive officers	No pledging or hedging Microchip securities
Require one-year minimum vesting for awards granted under the Amended and Restated 2004 Equity Incentive Plan, subject to certain exceptions	No perquisites or excessive severance benefits
Solicit an annual advisory vote on executive compensation	No executive pension plans or company contribution to supplemental retirement plans
Maintain stock ownership guidelines	No dual class or non-voting stock

Incentive Program – Pay-for-Performance Highlights

As described more fully in the "Executive Compensation — Compensation Discussion and Analysis" section of this proxy statement, our named executive officers are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices.

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Tuesday, August 23, 2022, beginning at 9:00 a.m., Mountain Standard Time. The annual meeting will be held at our Chandler facility located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2022 annual meeting of stockholders and at any adjournment(s) thereof.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2022 refer to the 12-month period from April 1, 2021 through March 31, 2022; references to fiscal 2021 refer to the 12-month period from April 1, 2020 through March 31, 2021; and references to fiscal 2020 refer to the 12-month period from April 1, 2019 through March 31, 2020.

We anticipate first mailing this proxy statement and accompanying form of proxy on July 15, 2022 to holders of record of Microchip's common stock on June 24, 2022 (the "Record Date"). Our principal executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Stockholders Entitled to Vote

Stockholders of record at the close of business on the Record Date, June 24, 2022, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the seven director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 552,484,192 shares of our common stock issued and outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder beginning ten days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, on any business day between the hours of 10:00 a.m. and 4:30 p.m., Mountain Standard Time. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (480) 792-4039 or writing to her at the address of our principal executive offices indicated above.

Required Vote

Quorum, Abstentions and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Two to be considered at the annual meeting is expected to be treated as a routine matter. Consequently, if you do not return a proxy card, your broker will have discretion to vote your shares on such matter.

Election of Directors (Proposal One)

A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

Ratification of Independent Registered Public Accounting Firm (Proposal Two)

The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2023. Abstentions will not affect the outcome of the voting on this proposal.

Advisory Vote Regarding the Compensation of our Named Executives (Proposal Three)

The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions and broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on this proposal.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our fiscal 2022 Annual Report are available at www.microchip.com/annual_reports.

We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.

Cost of Proxy Solicitation

Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS
Corporate Governance Guidelines

Microchip’s Board has adopted a set of Corporate Governance Guidelines. The Nominating, Governance, and Sustainability Committee reviews the guidelines periodically and recommends changes to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines.

These guidelines, which are published on our website at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s ("ISG") Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG Principle	Microchip Practice
Principle 1 Boards are accountable to stockholders.
•All directors are elected annually
•Majority voting in uncontested director election
•No shareholder rights plan
•Proxy access with market terms (3% for three years, up to the greater of 2 directors or 20% of the Board)
•CEO and Board Chair’s letter in proxy statement describes Board’s activities over the past year

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest.	•No dual-class share structure •Each stockholder is entitled to one vote per share
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•Proactive year-round investor engagement, including executive management meetings with investors owning more than 46% of shares outstanding in fiscal 2022
•Engagement topics included strategy, financial and operational matters; culture; issues concerning ESG matters; executive compensation; and corporate governance
•The Board has made a number of changes in response to investor feedback, including:
• adding three new Board members who bring greater diversity representation;
• enhancing further the integration of ESG disclosure into our public filings, and Corporate Sustainability Report; and
•tying a portion of the payments under our quarterly management incentive bonus plan to progress made on our annual ESG goals

Principle 4 Boards should have a strong, independent leadership structure.
•Board Chair is separate from CEO
•Board considers appropriateness of its leadership structure at least annually
•Independent committee chairs
•Independent directors meet in executive session at least four times per year

Principle 5 Boards should adopt structures and practices that enhance their effectiveness.
•71% of the director nominees are independent
•43% of the director nominees self-identify as racially/ethnically diverse
•29% of the director nominees self-identify as gender diverse
•We value diversity, and have a practice of seeking out women and minority candidates, as well as candidates with diverse backgrounds, experiences, and skills, as part of each Board search
•Annual Board and committee evaluations
•Active Board refreshment, with three new Board members joining since our 2020 annual meeting, and an average tenure of 13.3 years
•Limits on outside boards, with no independent director permitted to serve on more than five public company boards (including Microchip)
•No restrictions on directors’ access to senior management

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Meetings of the Board

Our Board met 10 times in fiscal 2022. All of our directors attended 100% of the total number of meetings of the Board held during fiscal 2022 during such time as such person was a director. Our various Board committees met a total of 20 times in fiscal 2022. All of our directors attended 100% of the total number of meetings held by all of the committees of the Board on which he or she served during fiscal 2022 during such time as such person was a director. The Board has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi and Mr. Moorthy) present. The Board has determined that each of Mr. Chapman, Ms. Johnson, Mr. Johnson, Mr. Meyercord and Ms. Rapp is an independent director as defined by applicable SEC rules and NASDAQ listing standards and has determined that Mr. Day was an independent director as defined by applicable SEC rules and NASDAQ listing standards while he was a director in fiscal 2022.

Board Leadership Structure

The Board believes that Mr. Sanghi is best situated to serve as Executive Chair of the Board because he served as our Chief Executive Officer and/or President for over 30 years and is the director with the most experience with Microchip's business and industry. As our current Chief Executive Officer and President, Mr. Moorthy identifies strategic priorities and leads the discussion and execution of strategy with input from Mr. Sanghi and the other members of the Board. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while Mr. Sanghi and Mr. Moorthy bring company-specific experience and industry expertise. The Board believes that the role of the Executive Chair facilitates information flow between management and the Board, which is essential to effective governance. Microchip does not have a lead independent director.

Board Oversight of Risk Management

The Board and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip. The Board periodically assesses the programs and initiatives that support the environment, social, health, safety, innovation and technology objectives of our business. As discussed below, we have formed an ESG Steering Committee to assist the Board and the Nominating, Governance, and Sustainability Committee in their oversight of sustainability matters, including the relationship of our business to climate change.

The Board or the Audit Committee regularly receive reports on various risk-related items including risks related to manufacturing operations, cybersecurity, IT system continuity, taxes, intellectual property, litigation or other proceedings, products and personnel matters. The Board or the Audit Committee also receive periodic reports on Microchip's efforts to manage and mitigate such risks through safety measures, system improvements, insurance or self-insurance. The Board considers the various risks related to our business and discusses such risk areas and risk mitigation actions with our management team. The Board believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.

Nominating, Governance, and Sustainability Committee’s Oversight of Sustainability Matters

Microchip is a leading provider of smart, connected and secure embedded control solutions. Our mission is to focus our resources on high value, high quality products, total system solutions, software and services, and to continuously improve all aspects of our business, providing an industry leading return on investment. In this pursuit, we are committed to being responsible corporate citizens and this commitment is shared by our Board members, its committees, our executive management team, and employees throughout the company.

Our Board and Nominating, Governance, and Sustainability Committee oversees our policies and practices relating to ESG and other public policy matters relevant to Microchip. The committee reviews and reports to the Board, and discusses with management, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, diversity and inclusion, and governance issues, including our public reporting on these topics.

In fiscal 2021, we instituted a corporate ESG Steering Committee that is comprised of executives and senior managers from various disciplines such as compliance, facilities, finance, human resources, legal, marketing communications, operations, sales, and technology. The ESG Steering Committee oversees the ESG Assurance team which is responsible for the development, implementation and measurement of Microchip’s corporate ESG goals and policies.

In fiscal 2022, the ESG Steering Committee focused on our sustainability programs related to climate change, supply chain transparency, combatting forced labor, and diversity and inclusion. The committee's analysis of ESG topics included each of the Global Reporting Initiative Standards, the Task Force on Climate-Related Financial Disclosures, as well as the Sustainability Accounting Standards Board. Against this backdrop, we have, performed an assessment of key indicators and engaged with our internal and external stakeholders on ESG topics to help further inform our future direction and priorities.

These activities informed our updated ESG strategy and sustainability areas of focus. The five tenets of our ESG strategy include: (1) Our Company; (2) Our Planet; (3) Our Supply Chain; (4) Our Products; and, (5) Our People.

Protecting our Environment with a Focus on Sustainability

We believe that a consistent, ongoing commitment to corporate sustainability is a key pillar in our business strategy. Our commitment to the environment goes beyond our compliance with regulatory obligations at all of our global facilities. We are engaged in continuous efforts to identify projects and technologies to reduce our carbon footprint, energy use, water usage, wastewater discharge, and solid waste generation. While we have already implemented various improvements to our process efficiency and resource utilization, our senior management remains fully supportive of efforts to further reduce our impact on the environment.

Emissions - We are currently working towards our published goal of reducing Scope 1 carbon emissions emanating from our three primary U.S. semiconductor manufacturing facilities (Tempe, Gresham and Colorado Springs) by 15% over a five-year period, using 2018 as our baseline year. We have also committed to a science-based target in line with the Paris Agreement principles of Net Zero by 2040 and continue to invest additional capital in abatement technologies for our factories to support these reduction goals, and closely monitor our progress.

Energy - We have been increasing renewable energy sources within the mix of our electricity consumption at our three primary U.S. semiconductor manufacturing facilities. Today, 5% of the electricity used at these facilities comes from renewable energy sources. In an effort to further reduce our Scope 2 carbon emissions, we are exploring additional renewable energy and alternate fuel options to meet the energy demands of our facilities. We are committed to increasing the percentage of our global electricity supply from renewable sources to 25% by the end of calendar year 2025, and 100% by 2040 provided such supply is available at commercially reasonable rates. Our three primary U.S. manufacturing facilities account for over 50% of our annual global electricity consumption and offer us the best opportunity to focus our efforts towards a clean energy future.

Water/Wastewater - While the semiconductor industry is a large consumer of water due to the manufacturing process requirements, Microchip recognizes the challenges with water as a shared global resource. We have continued to reduce our water use through investments in water conservation and reclamation projects at our manufacturing facilities. Our dedicated teams executed innovative water conservation projects during 2021 which helped us to reduce our total anticipated water consumption for the year by approximately 7% or 95 million gallons. With regard to effluent, we continue to meet or exceed the compliance obligations of our wastewater discharge permits through extensive analyzing, monitoring, maintaining and reporting on our internal treatment systems and discharge points.

Waste - Microchip has successfully executed multiple initiatives with its waste management partners to sustainably dispose of waste streams generated at our facilities. In calendar 2021, we diverted almost six million pounds of waste from our communities’ landfills, wastewater treatment sites, and the atmosphere.

As part of our ESG program, we are committed to regular engagement with our key stakeholders to understand their concerns and to inform and educate them on Microchip’s commitments. We routinely engage with our stockholders to better understand their views, carefully considering the feedback we receive and acting when appropriate. For more information on our ESG program, including our 2021 Sustainability Report, please visit our website: https://www.microchip.com/en-us/about/corporate-responsibility/sustainability.

Human Capital, Culture and Diversity

Addressing Human Rights Risks in the Workplace

We are committed to being a responsible corporate citizen and acting ethically and transparently in accordance with local, national and international laws and regulations and industry standards. Our commitment to social responsibility includes requiring our suppliers to respect to human rights principles, health and safety, and ethically addressing conflict minerals and the environment. In fiscal 2021, we published our Supplier Code of Conduct, which is aligned with our Vision, Mission Statement, and Guiding Values. Our Supplier Code of Conduct supports Microchip’s Code of Business Conduct and Ethics. This year, we published our Human Rights Policy which covers ethical business conduct, employee rights and fair labor practices, diversity and inclusion, anti-harassment, safety in the workplace, our commitment against forced labor, human trafficking and child labor, and our respect for freedom of association. Our Human Rights Policy is available at https://www.microchip.com/en-us/about/corporate-responsibility. Our supply chain partners are expected to follow our Human Rights Policy, and our Supplier Code of Conduct which is modeled after that of the Responsible Business Alliance ("RBA"), a nonprofit organization comprised of companies committed to supporting the rights and well-being of workers and communities worldwide affected by the global supply chain.

At our Annual Meeting of Stockholders held on August 20, 2019, our stockholders approved a proposal for our Board to report on our processes for identifying and analyzing potential and actual human rights risks to workers in our operations and our supply chain. We published reports in 2020, 2021 and 2022. A copy of our most recent report is available at https://www.microchip.com/en-us/about/corporate-responsibility/ethics-and-conduct. As part of our assessment of these risks, in 2020, we aligned our Supplier Code of Conduct to the terms of the RBA Code of Conduct, which includes elements specific to preventing forced labor, such as requiring:
•employment be freely chosen by the employee;
•no workers under the age of 15, or the minimum age of the country, whichever is greater;
•wages and benefits comply with all applicable wage laws;
•no harsh and inhumane treatment including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers; and
•workplaces free of harassment and unlawful discrimination, etc.

As part of our continued process improvements, in 2022, we audited our non-US manufacturing facilities to the RBA Code of Conduct. We also enhanced our supply chain review process on the topic of forced labor risks. Please see our 2021 Sustainability Report for more details regarding such matters.

Culture and Core Values

Over 30 years ago, Microchip created a cultural framework to unite its employees through shared workplace values, and to guide employees’ strategies, decisions, actions and job performance. Microchip’s culture has been centered on a values-based, highly-empowered, continuous-improvement oriented approach. At the core of our culture are employee empowerment, teamwork, collaboration, and communication, with the goal of driving engagement, and inspiring creativity and innovation. Today, this corporate culture continues to strengthen all aspects of our business, enables us to fulfill our purpose, and serves as the platform for Microchip to consistently gain market share while maintaining strong profitability.

Microchip’s guiding values convey our overall philosophy, and are the basis from which we make our day-to-day decisions, and continue to cultivate our corporate culture. Our focus on communication provides transparency among leadership, promotes trust among employees, and is a critical part of Microchip’s culture.

Compensation Programs

Microchip has competitive compensation programs which include bonuses and equity components that allow employees to participate in our success and profitability. Eligible employees receive restricted stock units ("RSUs") at hiring and annually under various equity plans. Our employee stock purchase plans allow eligible employees an opportunity to purchase our common stock at a discount.

Our employee cash bonus plan is a discretionary quarterly cash bonus program that is paid to all eligible employees based on the company’s operating performance. Please see the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for more detailed information our compensation philosophy and programs.

Diversity, Non-discrimination and Equal Opportunity Employment

We value diversity and inclusion and believe employees of all backgrounds contribute to our ongoing success. It is important that we support the needs of our employees without regard to race, color, ethnicity, religious creed or beliefs, age, national or social origin, ancestry, citizenship status, marital or familial status, physical or mental disability, legally-protected medical condition, genetic information, pregnancy, gender (including gender expression, gender identity, transgender, and sex stereotyping), sex (including pregnancy, childbirth, breastfeeding, or related medical condition and sex stereotyping), sexual orientation, military or veteran status, or any other status or classification protected by applicable federal, state, and/or local laws. Through diversity of backgrounds and perspectives, we gain the knowledge and experience that each of our employees brings. Our Senior Vice President, Global Human Resources, works with our CEO to set strategies to improve diversity, and oversee the development and implementation of programs that support diversity and inclusion. Our CEO’s Diversity Statement is available at https://www.microchip.com/en-us/about/corporate-responsibility. Our Board has oversight of the work of our CEO and Senior Vice President, Global Human Resources.

We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development, and empowerment. We base recognition, advancement, and compensation on an employee’s achievement of excellence in company, and both team and individual performance. We foster our employees’ health and welfare by offering competitive and comprehensive employee benefits. All managers, supervisors and employees are responsible for maintaining a work environment that is free from discrimination and harassment, and for promptly reporting violations. Our policy on Non-Discrimination and Equal Opportunity Employment is available at https://www.microchip.com/en-us/about/corporate-responsibility.

Microchip provides equal employment opportunities and respects and values the diverse experiences and backgrounds of all applicants. In the U.S., Microchip operates in compliance with EEO guidelines for recruitment and hiring practices. Regular and updated training is provided to recruiters as well as hiring managers to ensure understanding of hiring practices. U.S. hiring managers must record and pass an affirmative action training course prior to creating a requisition and starting their hiring process. Multiple recruiting sources are utilized by Microchip, including: our company career site, university job boards, Direct Employers, our Employment Service Delivery System (the system that posts jobs to state job boards and diversity agencies), Microchip social media postings, attendance at many university, diversity and veteran career fairs and events.

Audit Committee Oversight of Information Security

Information security is the responsibility of our Information Security team, overseen by our Vice President, Chief Information Security Officer. We leverage a combination of the best practice standards of the National Institute of Standards and Technology Cybersecurity Framework and the International Organization for Standardization and Center for Internet Security to measure security posture, deliver risk management, and provide effective security controls. Our information security practices include development, implementation, and improvement of policies and procedures to safeguard information and help ensure availability of critical data and systems. Our Information Security team conducts information security awareness training for all employees with access to our computer systems. Our program further includes review and assessment by an external, independent third-party, who assesses and reports on our internal incident response preparedness and helps identify areas for continued focus and improvement. Our Audit Committee, comprised fully of independent directors, is responsible for oversight of cybersecurity and information security risk. Our Chief Information Security Officer delivers quarterly reports and updates to the Audit Committee, and the Board receives regular updates on the status of the Information Security Program, including relevant cyber threats, roadmap and key initiative updates, and the management of information security risk.

Communications from Stockholders

Stockholders may communicate with the Board or individual members of the Board, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.

Committees of the Board

The following table lists our three standing Board committees, the directors who served on them at March 31, 2022, and the number of committee meetings held in fiscal 2022:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2022

Name	Audit	Compensation	Nominating, Governance, and Sustainability
Matthew W. Chapman	C
Esther L. Johnson		•	C
Karlton D. Johnson		•	•
Wade F. Meyercord	•	C
Karen M. Rapp	•		•
Ganesh Moorthy
Steve Sanghi
L. B. Day (1)		•	•
Meetings held in fiscal 2022	10	8	2

C = Chair
• = Member
(1) Mr. Day served on our Compensation Committee and our Nominating, Governance, and Sustainability Committee during fiscal 2022 until his retirement from the Board on August 24, 2021.

Audit Committee

The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of November 12, 2019. A copy of the Audit Committee charter is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Our Board has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards. The Board has also determined that each of Mr. Chapman, Mr. Meyercord and Ms. Rapp meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.

In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Compensation Committee

Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of February 26, 2021. The committee charter is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

The Board has determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements, and has determined that Mr. Day was an independent director as defined by applicable SEC rules and NASDAQ listing standards while he was a director in fiscal 2022. For more information on our Compensation Committee, please refer to the "Executive Compensation - Compensation Discussion and Analysis" at page 24.

Nominating, Governance, and Sustainability Committee

Our Nominating, Governance, and Sustainability Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating, Governance, and Sustainability Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board. The responsibilities of our Nominating, Governance, and Sustainability Committee are further described in the committee charter, as amended as of May 25, 2021, which is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Our Nominating, Governance, and Sustainability Committee also oversees our policies and practices relating to ESG and other public policy matters relevant to Microchip. In this regard, the committee reviews and reports to the Board, and discusses with management, on a periodic basis, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, diversity and inclusion, and governance issues, including our public reporting on these topics.

The Board has determined that all members of the Nominating, Governance, and Sustainability Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards, and has determined that Mr. Day was an independent director as defined by applicable SEC rules and NASDAQ listing standards while he was a director in fiscal 2022.

When considering a candidate for a director position, the Nominating, Governance, and Sustainability Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating, Governance, and Sustainability Committee believes it is important that the members of the Board represent diverse viewpoints. Accordingly, the Nominating, Governance, and Sustainability Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating, Governance, and Sustainability Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating, Governance, and Sustainability Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2023 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 49. We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.

Attendance at the Annual Meeting of Stockholders

All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our fiscal 2021 annual meeting of stockholders on August 24, 2021.

REPORT OF THE AUDIT COMMITTEE (*)

Our Board has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board ("PCAOB") (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by PCAOB standards and the applicable requirements of the SEC. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2022 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.

Based on these reviews and discussions, we recommended to the Board that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2022 for filing with the SEC.

By the Audit Committee of the Board:

Matthew W. Chapman (Chair)	Wade F. Meyercord	Karen M. Rapp
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

Director Compensation

Procedures Regarding Director Compensation

The Board sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board has not used outside consultants in setting non-employee director compensation.

Director Fees

During fiscal 2022, non-employee directors received an annual retainer of $78,000, paid in quarterly installments, and $3,000 for each meeting attended in person (or via video conference). Directors do not receive any additional compensation for telephonic meetings of the Board, for meetings of committees of the Board, or for serving as a committee chair. Effective April 1, 2022, the annual retainer was increased to $83,000.

Equity Compensation

During fiscal 2022, under the terms of our 2004 Equity Incentive Plan, on the date of our annual meeting of stockholders, each non-employee director is automatically granted that number of RSUs equal to $170,000 divided by the fair market value of a share of our common stock on the grant date, which RSUs shall vest in full on the earlier of (i) one day prior to the next annual meeting of stockholders, or (ii) one year from the date of grant. When a non-employee director is first appointed to the Board, the number of RSUs to be granted to such new director shall be pro-rated to reflect the portion of the year that the new director served on the Board. Effective May 24, 2022, the value of the RSU award was increased to $190,000.

All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.

In accordance with the foregoing, on August 24, 2021, each of Mr. Chapman, Ms. Johnson, Mr. Johnson, Mr. Meyercord and Ms. Rapp was granted 2,296 RSUs and Mr. Johnson received an initial grant of 594 RSUs when he joined the Board on April 1, 2021.

The following table details the total compensation for Microchip's non-employee directors for fiscal 2022:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Steve Sanghi (2)	—	—	—	—	—	—
Ganesh Moorthy (2)	—	—	—	—	—	—
Matthew W. Chapman	90,000	167,964	—	—	—	257,964
L.B. Day (3)	34,158	—	—	—	—	34,158
Esther L. Johnson	90,000	167,964	—	—	—	257,964
Karlton D. Johnson (4)	90,000	215,534	—	—	—	305,534
Wade F. Meyercord	90,000	167,964	—	—	—	257,964
Karen M. Rapp	90,000	167,964	—	—	—	257,964
(1)The award of 2,296 RSUs to each of the non-employee directors on August 24, 2021 had a fair value on the grant date of $73.16 per share and a market value on the grant date of $74.03 per share with an aggregate market value of each award of approximately $170,000.
(2)Mr. Sanghi and Mr. Moorthy are executive officers of Microchip and do not receive any additional compensation for their service on our Board.
(3)Mr. Day retired from the Board effective August 24, 2021.
(4)The initial award of 594 RSUs to Mr. Johnson on April 1, 2021 was prorated and had a fair value on the grant date of $80.09 per share, and a market value on the grant date of $80.09 per share, with an aggregate market value of approximately $48,000. Mr. Johnson also received an annual award of 2,296 RSUs that each of the other non-employee directors received on August 24, 2021 which had a fair value on the grant date of $73.16 per share and a market value on the grant date of $74.03 per share with an aggregate market value of each award of approximately $170,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Mr. Meyercord (Chair), Ms. Johnson and Mr. Johnson. Mr. Day served on our Compensation Committee during fiscal 2022 until his retirement from the Board on August 24, 2021. Each such person is an independent director. None of Mr. Meyercord, Ms. Johnson, Mr. Day and Mr. Johnson had any related-party transaction with Microchip during fiscal 2022 other than compensation for service as a director. In addition, none of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2022, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board.

CERTAIN TRANSACTIONS

During fiscal 2022, Microchip had no related-party transactions within the meaning of applicable SEC rules.

Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board regarding certain conflict of interest matters that do not involve a member of the Board.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2022, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2022, except that Mr. Chapman filed one late Form 4 on January 5, 2022 reporting one transaction.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of seven directors: Matthew W. Chapman, Esther L. Johnson, Karlton D. Johnson, Wade F. Meyercord, Ganesh Moorthy, Karen M. Rapp and Steve Sanghi. Each of the seven directors has been nominated for re-election to the Board at the annual meeting and has agreed to continue serving if re-elected.

Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board to fill the vacancy. We do not expect that any of the other nominees will be unable or will decline to serve as a director.

The Board and the Nominating, Governance, and Sustainability Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of stockholder value under the Board's leadership; the continued evolution of Microchip; the Board's role in continuing to develop and lead the strategic direction of Microchip; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing Microchip; and the Board's ongoing commitment to ensuring the long-term sustainability of Microchip to the benefit of its stockholders.

Our Board has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Ms. Johnson, Mr. Johnson, Mr. Meyercord and Ms. Rapp.

The term of office of each person who is elected as a director at the annual meeting will continue until the 2023 annual meeting of stockholders and until a successor has been elected and qualified.

Vote Required; Board Recommendation

A nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld votes or broker non-votes).

The Board and the Nominating, Governance, and Sustainability Committee believe that fostering continuity on the Board by nominating all of our current directors for re-appointment is instrumental to the ongoing execution of our mission and strategy, as well as to the delivery of sustainable long-term value to our stockholders.

Our Board desires a mix of background and experience among its members. Our Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at Microchip. Our Board actively seeks women and minority candidates for the pool from which Board candidates are chosen. Maintaining a balance of tenure among the directors is also part of the Board's consideration. The effectiveness of the Board's approach to Board composition decisions is evidenced by the directors' participation in the insightful and robust, yet respectful, deliberation that occurs at Board and Board committee meetings, and in shaping the agendas for those meetings.

Our Board and our executive management are committed to fostering an environment where a diversity of perspectives is heard and considered. Each of our Board members brings their own experience and perspectives to our Board discussions. As illustrated in the following graphs, the director nominees at our 2022 annual meeting are 71% diverse (43% people racially and ethnically diverse and 29% female). In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that one of our current directors is a military veteran.

Board Diversity Matrix (As of June 30, 2022)

Board Diversity
	Female	Male
Gender Identity
Directors	2	5
Demographic Background
African American or Black	—	1
Asian	—	2
White	2	2

Directors who are Military Veterans	—	1

Total Number of Directors	7

Based on these considerations, among others, the Board unanimously recommends that stockholders vote "FOR" the nominees listed below.

Steve Sanghi transitioned to Executive Chair of our Board in March 2021. He served as Chief Executive Officer from October 1991 to March 2021 and as Chair of the Board since October 1993.  He served as President from August 1990 to February 2016 and has served as a director since August 1990.  Mr. Sanghi holds an M.S. degree in Electrical and Computer Engineering from the University of Massachusetts and a B.S. degree in Electronics and Communication from Punjab University. Mr. Sanghi served on the Board of Directors of Myomo, Inc., a publicly traded commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper-limb paralysis, from November 2016 through October 2019.  Mr. Sanghi served on the board of Mellanox Technologies Ltd., a publicly traded supplier of end-to-end Ethernet and InfiniBand intelligent interconnect solutions and services for servers, storage, and hyper-converged infrastructure, from February 2018 through April 2020. Mr. Sanghi was elected to the Board of Directors of Impinj, Inc. in March 2021 and was appointed as Board Chair in June 2022. Mr. Sanghi is 66 years old as of June 30, 2022.

The Board concluded that Mr. Sanghi should be nominated to serve as a director since he previously served as Chief Executive Officer of Microchip for over 30 years and has provided very strong leadership to Microchip over this period. The Board believes that Mr. Sanghi's management skills and technology and industry experience have been instrumental to Microchip's extraordinary growth and profitability over the past 30 years and to the strong position Microchip has attained in its key markets. The Board believes that these skills make him well-suited to serve as the Chair of Microchip’s Board.

Ganesh Moorthy was appointed as Chief Executive Officer in March 2021 and to the Board of Directors in January 2021. Mr. Moorthy has served as President since February 2016 and Chief Operating Officer since June 2009. He also served as Executive Vice President from October 2006 to August 2012 and as a Vice President in various roles since he joined Microchip in 2001.  Prior to this time, he served in various executive capacities with other semiconductor companies.  Mr. Moorthy holds an M.B.A. in Marketing from National University, a B.S. degree in Electrical Engineering from the University of Washington and a B.S. degree in Physics from the University of Mumbai, India. Mr. Moorthy was elected to the Board of Directors of Rogers Corporation in July 2013 and serves on the Audit Committee and as the Nominating, Governance, and Sustainability Committee Chairperson of the Board of Directors of Rogers Corporation. He also represents Microchip on the Board of Directors of the Semiconductor Industry Association and the Global Semiconductor Association. Mr. Moorthy is 62 years old as of June 30, 2022.

The Board concluded that Mr. Moorthy should be nominated to serve as a director since he has served in leadership positions with Microchip for over 20 years and has provided very strong leadership to Microchip over this period. The Board believes that Mr. Moorthy's management skills and technology and industry experience have been instrumental to Microchip's extraordinary growth and profitability for many years and to the strong position Microchip has attained in its key markets.

Matthew W. Chapman has served as a director of Microchip since May 1997. After serving for over 11 years, Mr. Chapman retired in February 2018 from his position as Chief Executive Officer of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries. In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. Mr. Chapman is 71 years old as of June 30, 2022.

The Board concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO-level experience at several corporations. The Board also recognizes Mr. Chapman's experience in financial matters, management and public company governance. This background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve as Chair of the Audit Committee of the Board.

Esther L. Johnson has served as a director of Microchip since October 2013. From April 2007 until her April 2012 retirement, Ms. Johnson served as the Vice President and General Manager of Carrier Electronics, a provider of high technology heating, air-conditioning and refrigeration solutions, and a part of United Technology Corporation, a publicly held company that provides high technology products and services to the aerospace and building systems industries. Prior to her position as Vice President and General Manager, since 1983, Ms. Johnson held a variety of other management positions with Carrier Electronics, including Director of Operations and Global Supply Chain Manager. Ms. Johnson was instrumental in Carrier being recognized by Industry Week as one of the "Top 10 Factories in North America." She has served as a board member on multiple private company boards. Ms. Johnson is 70 years old as of June 30, 2022.

The Board concluded that Ms. Johnson should be nominated to serve as a director due to her significant executive-level experience in the technology industry. The Board recognizes the knowledge and experience Ms. Johnson has gained through her service on the boards of various private companies. The Board also recognizes Ms. Johnson's experience in financial matters. The Board believes that Ms. Johnson's background makes her well suited to serve on the Board's Compensation Committee and as Chair of the Nominating, Governance, and Sustainability Committee.

Karlton D. Johnson has served as a director of Microchip since April 2021. He is currently the Chief Executive Officer of DeLaine Strategy Group LLC, a strategic advisory practice providing counsel to C-suite leaders in the public, private, non-profit and government sectors. A decorated combat veteran, Mr. Johnson previously served as the Chief Information Officer (CIO) for the Multinational Security Transition Command-Iraq, and in his final posting, served with distinction as the Senior U.S. military executive/CIO and lead cyberspace expert adviser to the 4-star Commander at United States Forces-Korea, Seoul, Republic of Korea. In 2014, Mr. Johnson retired from U.S.A.F. Active Duty as a Colonel after 26 years of honorable service, and he has held senior leadership roles within the Fortune 500 marketplace. Additionally, he serves in senior leadership positions on other private boards, and he holds several Master’s Degrees and executive Graduate Certifications from various institutions to include George Washington University, National Defense University, West Virginia University, ISACA and the U.S. government. Mr. Johnson is 56 years old as of June 30, 2022.

The Board concluded that Mr. Johnson should be nominated to serve as a director due to his visionary leadership and subject matter expertise in strategic leadership and risk, partnership creation, organizational excellence, mission assurance, aerospace and defense industries, cybersecurity and enterprise communications technologies. The Board believes that Mr. Johnson's background makes him well suited to serve on the Board, the Compensation Committee and the Nominating, Governance, and Sustainability Committee.

Wade F. Meyercord has served as a director of Microchip since June 1999. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009, and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005. Mr. Meyercord is 81 years old as of June 30, 2022.

The Board concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board believes that Mr. Meyercord's background makes him well suited to serve on the Board's Audit Committee and as Chair of the Compensation Committee. The Board also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

Karen M. Rapp has served as a director of Microchip since January 2021. Since 2017, she has served as Chief Financial Officer of National Instruments Corporation, a publicly traded company specializing in automated test and measurement systems. Ms. Rapp served as Senior Vice President of Corporate Development of NXP Semiconductors N.V. ("NXP"), a Dutch global semiconductor manufacturer, after NXP acquired Freescale Semiconductor in December 2015. Ms. Rapp previously served in several positions at Freescale, including serving as Vice President and Chief Information Officer from April 2013 to December 2015 and as Director of Operations and Finance, Global Sales and Marketing from April 2010 to April 2013. Ms. Rapp holds a bachelor’s degree in Finance from Northern Illinois University, and an M.B.A. from the University of Texas at Austin. Ms. Rapp has served as a member of the Board of Directors and as a member of the Audit Committee and Compensation Committee at Plexus Corp. since March 2018. Ms. Rapp is 54 years old as of June 30, 2022.

The Board concluded that Ms. Rapp should be nominated to serve as a director due to her significant experience as a senior executive and board member of a number of companies in the technology industry. The Board believes that Ms. Rapp's background makes her well suited to serve on the Board's Audit Committee, and Nominating, Governance, and Sustainability Committee. The Board also recognizes her experience in financial matters and that her background establishes her as an audit committee financial expert under applicable rules.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2023. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.

We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements. This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $5,469,000 for fiscal 2022 and $6,422,000 for fiscal 2021.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation. The aggregate fees billed or to be billed by Ernst & Young LLP for such services were approximately $33,000 for fiscal 2022 and $37,000 fees for fiscal 2021.

Tax Fees

This category includes fees associated with tax return preparation, tax advice and tax planning. The aggregate fees billed or to be billed by Ernst & Young LLP in the last two fiscal years for such services were approximately $1,166,000 for fiscal 2022 and $1,975,000 for fiscal 2021.

All Other Fees

This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in fiscal 2022 or fiscal 2021.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2022, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.

Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2022 and fiscal 2021 were compatible with maintaining the independence of Ernst & Young LLP.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2023. Abstentions will have no effect on this proposal.

Upon the recommendation of our Audit Committee, our Board unanimously recommends that stockholders vote "FOR" Proposal Two, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

PROPOSAL THREE

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").

As described in the section "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.

Stockholders are urged to read the "Executive Compensation — Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 24, which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2022 compensation of our named executive officers. The Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the "Executive Compensation — Compensation Discussion and Analysis," the "Summary Compensation Table" and the other related tables and disclosures.

The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2023 annual meeting.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions and broker "non-votes" are not counted for purposes of approving the compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.

Our Board unanimously recommends voting "FOR" Proposal Three, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of June 24, 2022 for: (a) each director, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the "Summary Compensation Table," (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
The Vanguard Group, Inc. (2)	63,734,425	11.54
BlackRock, Inc. (3)	42,993,442	7.78
Dodge and Cox (4)	29,539,169	5.35
Steve Sanghi (5)	9,994,644	1.81
Ganesh Moorthy (6)	739,591	*
Matthew W. Chapman (7)	38,682	*
Wade F. Meyercord (8)	29,269	*
Esther L. Johnson (7)	22,754	*
Karen M. Rapp (7)	3,406	*
Karlton D. Johnson (7)	2,296	*
Rich Simoncic (9)	122,703	*
Stephen V. Drehobl (10)	65,497	*
J. Eric Bjornholt (11)	40,342	*
All directors and executive officers as a group (10 people) (12)	11,059,184	2.00

* Represented less than 1% of the outstanding shares of common stock as of June 24, 2022. Our shares of common stock outstanding at June 24, 2022 were 552,484,192.

(1)For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to RSUs that will vest within 60 days of June 24, 2022. With respect to RSUs that will vest within 60 days of June 24, 2022, the full vesting amount of shares has been included in the table, however, the actual shares issued is expected to be lower as the shares actually issued will be net of taxes. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to RSUs that vest within 60 days of June 24, 2022 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group, but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group. Unless otherwise indicated, the address for each stockholder listed is: c/o Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
(2)Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2022, with the exception of the percentage of common stock held which is based on shares outstanding at June 24, 2022. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 61,448,793 shares of common stock and shared power to dispose of or direct the disposition of 2,285,632 shares of common stock; and (ii) has shared power to vote or direct the vote of 926,221 shares of common stock.
(3)Address is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 1, 2022 with the exception of the percentage of common stock held which is based on shares outstanding at June 24, 2022. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 42,993,442 shares of common stock; and (ii) has sole power to vote or direct the vote of 38,727,956 shares of common stock.
(4)Address is 555 California Street, 40th Floor, San Francisco, CA 94104. All information is based solely on the Schedule 13G/A filed by Dodge & Cox on February 14, 2022 with the exception of the percentage of common stock held which is based on shares outstanding at June 24, 2022. Such Schedule 13G/A indicates that Dodge & Cox (i) has sole power to dispose of or direct the disposition of 29,539,169 shares of common stock; and (ii) has sole power to vote or direct the vote of 28,076,769 shares of common stock.
(5)Includes 4,049,358 shares held of record by The Sanghi Trust (the "Sanghi Trust"), 5,905,872 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"), and includes an aggregate of 39,414 shares subject to RSUs that vest within 60 days of June 24, 2022. Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.
(6)Includes 720,313 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees, and includes an aggregate of 19,278 shares subject to RSUs that vest within 60 days of June 24, 2022.
(7)Includes an aggregate of 2,296 shares subject to RSUs that vest within 60 days of June 24, 2022.
(8)Includes 26,973 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, and 2,296 shares subject to RSUs that vest within 60 days of June 24, 2022.
(9)Includes an aggregate of 116,607 shares held of record by Rich Simoncic and Melody Simoncic as trustees, and 6,096 RSUs that vest within 60 days of June 24, 2022.
(10)Includes an aggregate of 8,882 shares subject to RSUs that vest within 60 days of June 24, 2022.
(11)Includes 34,308 shares held of record by J. Eric Bjornholt as trustee, and includes an aggregate of 6,034 shares subject to RSUs that vest within 60 days of June 24, 2022.
(12)Includes an aggregate of 91,184 RSUs that vest within 60 days of June 24, 2022.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

The Compensation Committee of our Board, presently comprised of Mr. Meyercord (Chair), Ms. Johnson and Mr. Johnson, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, our CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.

Our Executive Compensation Policy and Objectives

Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:
•rewards performance that may contribute to increased stockholder value,
•attracts, retains, motivates and rewards individuals with competitive compensation opportunities,
•aligns an executive officer's total compensation with our business objectives,
•fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"
•balances short-term and long-term strategic goals, and
•builds and encourages ownership of our common stock.

Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.

We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2022 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2022 performance.

Recent Compensation Related Developments

Leadership RSU Program. In October 2021, the Compensation Committee approved RSU awards to selected officers, including certain executive officers, under a leadership grant program. These awards vest quarterly over a three-year period beginning November 15, 2023 with the first year of vesting being time-based, and the second and third years of vesting being 50% time-based, and 50% performance-based. All portions of the award will only vest subject to the continued service of the officer on the vesting date. The performance vesting goal is based on our non-GAAP operating margin over a period of twelve quarters. We last approved a leadership grant program in September 2018.

Evergreen Performance Based RSUs. Beginning October 1, 2021, we modified the vesting methodology for RSU awards under our quarterly evergreen grant program for our executive officers to provide that RSUs for 50% of the total evergreen award would be subject to performance vesting based on our cumulative non-GAAP operating margin results over a period of 12 quarters. Such performance-based awards, and the other 50% of the evergreen RSU awards, will also be subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date, which is approximately four years from the grant date.

Executive Compensation Process

The Compensation Committee evaluates and establishes the compensation of our executive officers, including our named executive officers. The Compensation Committee seeks input from our CEO and Executive Chair when discussing the performance of, and compensation levels for, the executive officers other than themselves. Neither our CEO nor our Executive Chair participates in deliberations relating to his own compensation.

The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not engage consultants to conduct such review process for us, or utilize a specific peer group.

The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or peer group average.

Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board and are the overall financial and business objectives on which incentive compensation is based.

The Compensation Committee sets the compensation of our Executive Chair and our CEO in the same manner as each of our other executive officers. In particular, the Compensation Committee considers such executive’s level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of executives of other companies in the semiconductor or related industries in our market. Mr. Sanghi and Mr. Moorthy participate in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, their compensation is subject to the same performance metrics as our other executive officers under our Management Incentive Compensation Plan ("MICP").

For fiscal 2022, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.

At our last annual meeting of stockholders held in August 2021, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 91.72% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2022.

Elements of Compensation

Our executive compensation program is currently comprised of four major elements:
•annual base salary,
•incentive cash bonuses,
•equity compensation, and
•compensation and employee benefits generally available to all of our employees.

The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.

Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.

Base Salaries. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall level of demand and the level of demand in our strategic business units, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP net income per diluted share, cash generation, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility (including the increased level of responsibility of our officers as a result of our acquisition activity), performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. Effective March 1, 2021, Mr. Sanghi transitioned from CEO and Chair of the Board to an Executive Chair role, and Mr. Moorthy was appointed as CEO and continued to serve as President. In connection with the foregoing, effective March 1, 2021, Mr. Sanghi's base salary was reduced by 40.0% to $483,556 and, effective May 31, 2021, Mr. Moorthy's base salary was increased by 25.0% to $583,450. Effective May 31, 2021, the base salaries of our other executive officers were increased from 3.0% to 3.5%.

Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the MICP. The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. In addition to the performance metrics in the MICP, there is a discretionary component which the Compensation Committee uses to help achieve the overall objectives of the program.

The performance metrics under the MICP are determined by the Compensation Committee at the beginning of each quarter and may be based on GAAP financial results, non-GAAP financial results or end-market demand for our products at the discretion of the Compensation Committee. In each quarter of fiscal 2022, the Compensation Committee used the end-market demand metric when setting the targets. End-market demand is the net dollar amount of our products, licensing revenue, and services delivered to our direct (non-distributor) customers and by our distributors to their customers. Certain other performance metrics under the MICP such as those based on gross margin, operating expenses, operating profit and earnings per share are based on end-market demand and also reflect non-GAAP adjustments, as applicable, for the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters, IT security remediation costs, non-cash interest expense on our convertible debentures, losses on the settlement of debt, and gains and losses related to equity investments.

Each of the performance metrics is reviewed each quarter but may be the same for multiple quarters. The earnings per share metric changes each quarter. The table below sets forth the performance metrics under the MICP for each quarter of fiscal 2022.

FY22 Performance Metrics
Performance Metric(1)	Target Quarterly Measurement								Actual Results
	Q1 FY22		Q2 FY22		Q3 FY22		Q4 FY22		Q1 FY22		Q2 FY22		Q3 FY22		Q4 FY22
		Target % of Bonus		Target % of Bonus		Target % of Bonus		Target % of Bonus	Perf.	Bonus Payout %	Perf.	Bonus Payout %	Perf.	Bonus Payout %	Perf.	Bonus Payout %
Sequential end-market demand growth	1.50%	20	1.50%	20	1.50%	20	1.50%	20	7.84%	62.27	1.84%	22.27	6.68%	54.53	4.33%	38.87
Gross profit as a percentage of end-market demand	61.50%	15	61.50%	15	62.00%	15	62.00%	15	64.86%	27.59	65.23%	28.98	66.08%	30.30	66.37%	31.38
Operating expenses as a percentage of end-market demand	24.50%	15	24.50%	15	24.00%	15	24.00%	15	22.49%	25.05	23.02%	22.40	21.61%	26.95	22.16%	24.20
Operating income as a percentage of end-market demand	37.00%	15	37.00%	15	38.00%	15	38.00%	15	42.37%	28.43	42.21%	28.03	44.47%	31.18	44.21%	30.53
Earnings per share(2)	$0.95	15	$1.06	15	$1.17	15	$1.25	15	$1.03	23.88	$1.05	14.76	$1.19	16.47	$1.32	20.46
Discretionary	N/A	20	N/A	20	N/A	20	N/A	20	N/A	(3)	N/A	(4)	N/A	0.57(5)	N/A	104.56(6)
MICP Total		100		100		100		100	N/A	100.00(3)	N/A	116.44(4)	N/A	160.00(5)	N/A	250.00(6)

(1)During fiscal 2022, all the elements of our internal performance and executive and employee compensation metrics that are based on sales and operating results are measured using the value of the end-market demand for our products.
(2)Earnings per share has been adjusted to reflect our two-for-one stock split that occurred on October 12, 2021.
(3)For the first quarter of fiscal 2022, the calculated bonus payout percentage under the MICP was 167.22%; however, the Compensation Committee approved a cash bonus payout under the MICP of 100.00%. All of our executives participated in the salary reduction program and also received a cash amount equal to 75.00% of the MICP target and were granted RSUs that will vest on August 15, 2022, subject to continued service on such date. Information regarding such RSU grants are set forth in the "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2022" table.
(4)For the second quarter of fiscal 2022, the calculated bonus payout percentage under the MICP was 116.44% which was approved by the Compensation Committee. All of our executives participated in the salary reduction program and also received a cash amount equal to 83.56% of the MICP target.
(5)For the third quarter of fiscal 2022, the calculated bonus payout percentage under the MICP was 159.43%; however, the Compensation Committee approved a cash bonus payout under the MICP of 160.00%. All of our executives participated in the salary reduction program and also received a cash amount equal to 90.00% of the MICP target.
(6)For the fourth quarter of fiscal 2022, the calculated bonus payout percentage under the MICP was 145.44%; however, the Compensation Committee approved a cash bonus payout under the MICP of 250%.

The total amount payable to each executive under the MICP is based on a percentage of the executive's base salary at the beginning of the quarter. The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year. However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the MICP (as disclosed in the tables above) and payment of 20% under the discretionary component of the MICP (as disclosed in the tables above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary. Beginning with the first quarter of fiscal 2023, a portion of the discretionary component of the MICP will be tied to the amount of progress achieved on our annual ESG operating plan goals.

The actual awards under the MICP are based on our actual quarterly financial performance compared to the performance metrics (or such lesser amount as determined in the discretion of our Compensation Committee) and the amount of the discretionary component under the MICP is determined in the discretion of our Compensation Committee (which can be significantly higher or lower than the 20% target). The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. Effective March 1, 2021, Mr. Sanghi transitioned from CEO and Chair of the Board to an Executive Chair role, and Mr. Moorthy was appointed as CEO and continued to serve as President. In connection with the foregoing, effective April 1, 2021, Mr. Sanghi’s MICP participation level was reduced to 120%, and, Mr. Moorthy’s MICP participation level was increased to 125%. For fiscal 2022, the specific total bonus percentages under the MICP for each of our named executive officers were as follows: for Mr. Moorthy it was 125% of his salary; for Mr. Sanghi it was 120% of his salary; for Mr. Drehobl it was 46% of his salary; for Mr. Simoncic it was 42% of his salary; and for Mr. Bjornholt it was 38% of his salary. The bonus percentages for our executives, other than our Executive Chair and our CEO, did not change from the percentages used for fiscal 2021 except that, effective May 31, 2021, the bonus participation level for each of Mr. Bjornholt and Mr. Simoncic was increased by 1% compared to fiscal 2021.

As indicated in the above table, for the first quarter of fiscal 2022, 20% of the quarterly MICP payment was based on Microchip achieving total sequential end market demand growth of 1.5%.  Accordingly, if Microchip's sequential end market demand growth for the first quarter was 1.5%, then each executive would be paid the corresponding 20% of the MICP target bonus amount for that quarter.  If Microchip's sequential end market demand growth for the first quarter was 0.75%, then each executive would be paid a corresponding 10% of the target bonus amount for that quarter (i.e., 1/2 of the 20%) and if Microchip's sequential end market demand growth for the first quarter was 3%, then each executive would be paid a corresponding 40.0% of the target bonus amount for that quarter (i.e., 3.0/1.5 of the 20%).  A similar methodology is applied each quarter to each of the performance metrics listed in the above table.

As set forth in the above tables and the footnotes to the tables, during fiscal 2022, our CEO and our other executive officers received cash bonuses and RSUs awards under the MICP. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2022, the total bonus payments made in cash under the MICP for our named executive officers, other than Mr. Moorthy, ranged from $241,667 to $1,269,336. In fiscal 2022, Mr. Moorthy earned an aggregate MICP bonus payment made in cash of $1,595,494. Please see footnote 4 to the "Summary Compensation Table" on page 35 of this Proxy Statement which sets forth the actual amount of the MICP awards for each named executive officer for fiscal 2022. In the first quarter of fiscal 2022, the portion of the MICP awards that were paid in RSU grants for our named executive officers, other than Mr. Moorthy, ranged from 88 shares to 484 shares, Mr. Moorthy was granted RSUs for 610 shares. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders. Accordingly, in fiscal 2022, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.

We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.

Beginning with the evergreen grants of RSUs for the fourth quarter of fiscal 2020, 50% of the evergreen awards were subject to performance vesting based on the relative total shareholder return of our common stock compared to a peer group of twenty companies over a two-year period. In February 2021, the Compensation Committee determined to use a three-year period instead of a two-year period for future evergreen awards, and such change was effective beginning with grants made on April 1, 2021. In October 2021, the Compensation Committee changed the performance vesting to be based on our non-GAAP operating margin over a period of twelve quarters. The performance goal is used with respect to 50% of the evergreen RSU grants ("PSUs") and the other 50% of the RSU awards are subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date which is approximately four years from the grant date. Under this performance-based criteria, Mr. Moorthy was granted 24,689 PSUs and our other executive offers were granted from 5,419 PSUs to 19,906 PSUs for fiscal 2022, and each executive was also granted time-based RSUs.

The list of peer group companies for purposes of our performance based evergreen RSU awards for the first and second quarters of fiscal 2022 was as follows:

Amkor Technology, Inc.	MACOM Technology Solutions Holdings, Inc.	Renesas Electronics Corporation
Analog Devices, Inc.	Marvell Technology Group, Ltd.	Semtech Corporation
Arrow Electronics, Inc.	Maxlinear Inc.	Silicon Laboratories Inc.
Avnet, Inc.	Monolithic Power Systems, Inc.	STMicroelectronics N.V.
Broadcom Inc.	NXP Semiconductors N.V.	Synaptics Incorporated
Infineon Technologies AG	ON Semiconductor Corporation	Texas Instruments Incorporated
Lattice Semiconductor Corporation	Power Integrations, Inc.

Grants of RSUs in fiscal 2022 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2022, approximately 64.0% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.

Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements. In October 2021, the Compensation Committee approved RSU awards to key employees, including certain executive officers, under a leadership grant program. Under this program, RSUs for an aggregate of approximately 171,082 shares were granted to certain executive and non-executive employees of Microchip with RSUs for an aggregate of 135,716 shares granted to executives. These awards vest quarterly over a three-year period beginning November 15, 2023 with the first year of vesting being time-based, and the second and third years of vesting being 50% time-based, and 50% performance-based. The performance vesting goal is based on our non-GAAP operating margin over a period of twelve quarters. All portions of the award will only vest subject to the continued service of the officer on the vesting date.

In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,
•the individual's future potential to influence our mid- and long-term growth,
•the vesting schedule of the awards, and
•the number and value of awards previously granted.

We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. The Employee Committee was appointed by our Board and our Compensation Committee and is comprised of our Executive Chair, our President and CEO, and our Senior Vice President of Global Human Resources. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2022" at page 37 for information regarding RSUs granted during fiscal 2022 to our named executive officers.

Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board. This policy was proposed by our Nominating, Governance, and Sustainability Committee and ratified by our Board in October 2003 and was amended in October 2021. The table below summarizes the specified minimum level of ownership of our stock, in an amount at least equal to the lower of the dollar value or minimum number of shares, that our directors and executive officers must hold during their tenure in their respective office or position. They must meet the ownership threshold ratably over the first four years of their appointment or promotion, and then maintain this ownership threshold for the remainder of their tenure in the position. During fiscal 2022, all of our executive officers and directors were in compliance with the terms of the policy.

Position	Minimum Dollar Value	Minimum Number of Shares
Non-Employee Members of the Board	$250,000	6,000
CEO and President	4x Annual Salary	50,000
Executive Chair	3.5 x Annual Salary	40,000
Chief Operating Officer	3 x Annual Salary	24,000
Section 16(b) Executive Officers	2 x Annual Salary	12,000

Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect. For more information on our minimum stock ownership and insider trading policies, please see https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:
•our employee stock purchase plans,
•medical, dental, vision, employee assistance program, flexible spending, and disability insurance,
•life insurance benefits,
•a 401(k) retirement savings plan,
•an employee cash bonus plan, and
•vacation and paid time off.

Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.

Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period, or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.

Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $10,000 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the "Summary Compensation Table" on page 35 pursuant to SEC rules and regulations.

Life Insurance. In fiscal 2022, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.

401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first and second quarters of fiscal 2022 equal to $0.65 and $0.75, respectively, for each dollar contributed by the employee for the first 4% of their salary contributions. For the third and fourth quarters of fiscal 2022, our Compensation Committee approved discretionary matching contributions equal to $0.75 for each dollar contributed by the employee for the first 6% of their salary contributions.

Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.

The payout under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. For the first, second, third and fourth quarters of fiscal 2022, bonus awards were paid out to executives and other employees who participate in such plan at 100%, 120%, 160% and 240% of target, respectively. For each such quarter, an additional award was paid out to selected employees on a discretionary basis based on performance achievements by such employees during the quarter. In addition, for the first, second and third quarters of fiscal 2022, an additional payment of 70%, 50%, and 80% of the target, respectively, was made under the ECBP to those employees who participated in the salary reduction program. Under the ECBP, for fiscal 2022, our named executive officers other than our CEO received total payments ranging from $23,799 to $38,126, Mr. Moorthy received $46,006.

Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.

Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.

We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.

Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our Executive Chair, CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our CEO, our Executive Chair, our CFO, and our executive officers have entered into change of control agreements with us.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.

With respect to our Executive Chair and CFO, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:
•a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CFO, one year;
•a one-time payment of the executive's bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CFO, one year;
•a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CFO, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and
•a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our Executive Chair and the CFO, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.

With respect to our executive officers other than the Executive Chair and the CFO, if the executive officer terminates his or her employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:
•a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year;
•a one-time payment of the bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year;
•a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer); and
•a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the Executive Chair and CFO, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2022, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)	Continuation of Certain Benefits (3)
Ganesh Moorthy (4)	$583,495	$751,811	$22,506,910	$—	1 year
Steve Sanghi (5)	967,114	1,197,734	30,265,641	—	2 years
Stephen V. Drehobl (4)	315,128	157,079	8,989,674	—	1 year
J. Eric Bjornholt (4)	293,942	123,003	6,640,197	—	1 year
Rich Simoncic (4)	290,204	133,048	6,165,312	—	1 year

(1)Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2022.
(2)This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.
(3)Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.
(4)The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our MICP and our ECBP.
(5)The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our MICP and our ECBP.

Performance-Based Compensation and Financial Restatement

To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

No Tax Deductibility

The Internal Revenue Code disallows a corporate income tax deduction for executive compensation in excess of $1.0 million paid to certain of our named executive officers. To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.

Conclusion

We believe that our executive team provided outstanding service to Microchip in fiscal 2022. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

The Compensation Committee has reviewed and discussed the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board that the "Executive Compensation — Compensation Discussion and Analysis" be included in this proxy statement.

By the Compensation Committee of the Board:

Wade F. Meyercord (Chair)	Esther L. Johnson	Karlton D. Johnson
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our CEO, Ganesh Moorthy. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules. However, because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

For fiscal 2022, our last completed fiscal year:
•The annual total compensation of our CEO, as reported in the "Summary Compensation Table" presented on page 35 of this proxy statement, was $12,759,667.
•The estimated median of the annual total compensation of all our worldwide employees, excluding our CEO, was $46,326. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of worldwide employees was 275 to 1.
•The estimated median of the annual total compensation of all our U.S. based employees, excluding our CEO, was $116,179. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of U.S. based employees was 110 to 1.

To identify the median of the annual total compensation of all of our worldwide employees, as well as to determine the annual total compensation of the "worldwide median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected January 1, 2022 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the U. S.
•We identified the "worldwide median employee" by taking all employees on this list (including international employees, but excluding the CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to United States Dollars using the exchange rates on January 1, 2022, and we annualized the pay for full and part time employees who were hired during the period.
•After identifying a representative "worldwide median employee," we identified and calculated the elements of such employee's compensation for fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
•With respect to the annual total compensation for our CEO, we used the amount reported in the "Total" column of our 2022 "Summary Compensation Table."

To identify the median of the annual total compensation of our employees located within the U.S., as well as to determine the annual total compensation of the "U.S. based median employee," we followed the same methodology outlined above.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO and President, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation($) (4)	All Other Compensation ($) (5)	Total ($)
Ganesh Moorthy, CEO and President	2022	565,862	46,006	10,538,056	1,595,494	14,249	12,759,667
	2021	421,014	12,792	3,170,379	277,510	9,772	3,891,467
	2020	469,571	12,404	2,330,292	215,312	8,201	3,035,780
Steve Sanghi, Executive Chair	2022	484,882	38,126	3,735,961	1,269,336	18,272	5,546,577
	2021	702,087	22,086	7,384,078	1,168,596	13,065	9,289,912
	2020	811,046	21,571	5,135,465	906,713	8,586	6,883,381
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	2022	314,481	26,212	3,201,643	315,250	14,023	3,871,609
	2021	275,943	8,384	1,477,531	102,034	7,824	1,871,716
	2020	307,768	8,131	1,090,558	79,239	6,796	1,492,492
J. Eric Bjornholt, Senior VP and CFO	2022	293,338	24,449	2,555,519	241,667	11,445	3,126,418
	2021	257,391	7,821	1,142,976	76,553	6,437	1,491,178
	2020	287,077	7,584	854,278	59,308	5,544	1,213,791
Richard Simoncic Senior VP, Analog Power and Interface Business Unit	2022	289,384	23,799	2,312,929	263,595	11,968	2,901,675
	2021	252,891	7,684	982,099	83,346	7,126	1,333,146
	2020	282,171	7,505	724,638	64,671	6,289	1,085,274

(1)Represents the base salary earned by each executive officer in the specified fiscal year.
(2)Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.
(3)Represents the aggregate grant date fair value of awards of RSUs and PSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs and PSUs in fiscal 2022, please refer to Note 14, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on May 20, 2022.
(4)Represents the aggregate amount of cash bonuses earned by each executive officer in the specified fiscal year. For fiscal 2022, the bonuses were under our MICP and for fiscal 2021 and fiscal 2020 the bonuses were under our Executive Management Incentive Compensation Plan ("EMICP") and Discretionary Management Incentive Compensation Plan ("DMICP"). In fiscal 2022 and fiscal 2021, a portion of the amounts earned under the MICP and EMICP, as applicable, were paid in RSUs not in cash. Such RSUs are not included in the "Non-Equity Incentive Plan Compensation" column in the above table; however, all of such RSU grants made during fiscal 2022 and fiscal 2021 are included in the Stock Awards column in the above table and such outstanding RSUs are also included in the "Outstanding Equity Awards at 2022 Fiscal Year End table."

Each executive officer received the following cash payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	MICP ($)	EMICP ($)	DMICP ($)
Ganesh Moorthy	2022	1,595,494	—	—
	2021	—	277,510	—
	2020	—	215,312	—
Steve Sanghi	2022	1,269,336	—	—
	2021	—	1,168,596	—
	2020	—	906,713	—
Stephen V. Drehobl	2022	315,250	—	—
	2021	—	102,034	—
	2020	—	79,239	—
J. Eric Bjornholt	2022	241,667	—	—
	2021	—	76,553	—
	2020	—	59,308	—
Richard Simoncic	2022	263,595	—	—
	2021	—	83,346	—
	2020	—	64,671	—
(5)Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k) ($)	Life Insurance ($)
Ganesh Moorthy	2022	10,025	4,224
	2021	5,725	4,047
	2020	4,200	4,001
Steve Sanghi	2022	10,754	7,518
	2021	5,725	7,340
	2020	3,824	4,762
Stephen V. Drehobl	2022	10,074	3,949
	2021	5,260	2,564
	2020	4,105	2,691
J. Eric Bjornholt	2022	9,793	1,652
	2021	5,126	1,311
	2020	4,117	1,427
Richard Simoncic	2022	9,419	2,549
	2021	5,036	2,090
	2020	3,772	2,517

Grants of Plan-Based Awards During Fiscal 2022

The following table sets forth information with respect to our MICP and our ECBP, as well as RSUs and PSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs and PSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2022. Actual payments for our bonus plans in fiscal 2022 are reflected in the "Summary Compensation Table" above. Equity awards in the table below were granted in fiscal 2022.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended March 31, 2022

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Ganesh Moorthy	4/1/2021	—		—	6,106	12,212	—	611,821
	7/1/2021	—		—	6,622	13,244	—	607,204
	10/1/2021	—		—	6,404	12,808	—	605,575
	10/1/2021	—		—	25,616	51,232	—	2,422,385
	1/3/2022	—		—	5,557	11,114	—	649,222
	4/1/2021	—		—	—	—	6,104	469,092
	5/19/2021	—		—	—	—	650	47,239
	7/1/2021	—		—	—	—	6,620	466,313
	8/5/2021	—		—	—	—	610	45,152
	10/1/2021	—		—	—	—	51,228	3,681,244
	10/1/2021	—		—	—	—	6,404	465,827
	1/3/2022	—		—	—	—	5,556	466,982
	—	729,369	(5)	—	—	—	—	—
	—	22,442	(6)	—	—	—	—	—
Steve Sanghi	4/1/2021	—		—	4,924	9,848	—	493,385
	7/1/2021	—		—	5,338	10,676	—	489,468
	10/1/2021	—		—	5,164	10,328	—	488,318
	1/3/2022	—		—	4,480	8,960	—	523,396
	4/1/2021	—		—	—	—	4,922	378,256
	5/19/2021	—		—	—	—	2,742	199,275
	7/1/2021	—		—	—	—	5,338	376,009
	8/5/2021	—		—	—	—	484	35,826
	10/1/2021	—		—	—	—	5,162	375,484
	1/3/2022	—		—	—	—	4,480	376,544
	—	580,269	(5)	—	—	—	—	—
	—	18,598	(6)	—	—	—	—	—

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Stephen V. Drehobl	4/1/2021	—		—	1,856	3,712	—	185,971
	7/1/2021	—		—	2,014	4,028	—	184,674
	10/1/2021	—		—	7,792	15,584	—	736,850
	10/1/2021	—		—	1,948	3,896	—	184,207
	1/3/2022	—		—	1,689	3,378	—	197,326
	4/1/2021	—		—	—	—	1,856	142,634
	5/19/2021	—		—	—	—	240	17,442
	7/1/2021	—		—	—	—	2,012	141,725
	8/5/2021	—		—	—	—	116	8,586
	10/1/2021	—		—	—	—	15,568	1,118,716
	10/1/2021	—		—	—	—	1,946	141,552
	1/3/2022	—		—	—	—	1,689	141,960
	—	144,959	(5)	—	—	—	—	—
	—	12,120	(6)	—	—	—	—	—
J. Eric Bjornholt	4/1/2021	—		—	1,482	2,964	—	148,496
	7/1/2021	—		—	1,608	3,216	—	147,446
	10/1/2021	—		—	6,224	12,448	—	588,579
	10/1/2021	—		—	1,556	3,112	—	147,138
	1/3/2022	—		—	1,349	2,698	—	157,604
	4/1/2021	—		—	—	—	1,482	113,892
	5/19/2021	—		—	—	—	180	13,082
	7/1/2021	—		—	—	—	1,606	113,127
	8/5/2021	—		—	—	—	88	6,514
	10/1/2021	—		—	—	—	1,554	113,038
	10/1/2021	—		—	—	—	12,430	893,220
	1/3/2022	—		—	—	—	1,349	113,383
	—	111,698	(5)	—	—	—	—	—
	—	11,305	(6)	—	—	—	—	—
Richard Simoncic	4/1/2021	—		—	1,340	2,680	—	134,268
	7/1/2021	—		—	1,454	2,908	—	133,325
	10/1/2021	—		—	1,406	2,812	—	132,954
	10/1/2021	—		—	5,616	11,232	—	531,079
	1/3/2022	—		—	1,219	2,438	—	142,415
	4/1/2021	—		—	—	—	1,338	102,825
	5/19/2021	—		—	—	—	196	14,244
	7/1/2021	—		—	—	—	1,452	102,279
	8/5/2021	—		—	—	—	96	7,106
	10/1/2021	—		—	—	—	11,242	807,850
	10/1/2021	—		—	—	—	1,404	102,127
	1/3/2022	—		—	—	—	1,219	102,457
	—	121,886	(5)	—	—	—	—	—
	—	11,162	(6)	—	—	—	—	—

(1)Individual awards under our MICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period.
(2)Represent shares underlying RSU awards that will vest based on our total shareholder return (“TSR”) and PSUs at target (100%) and maximum (200%) payout.
(3)Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.
(4)Amounts reflect the grant date fair value of each stock award determined under ASC 718. For awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(5)This annual target represents the amount targeted for estimated future payout in fiscal 2023 under Microchip's MICP based on the executive officer's base salary at the end of fiscal 2022.
(6)This annual target represents the amount targeted for future payout in fiscal 2023 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2022.
Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2022 Table Discussion
Based on the data in the "Summary Compensation Table," the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 17.3% to 32.6% for our named executive officers in fiscal 2022. See the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.
We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.
For a discussion of the material terms of the awards listed in the "Grants of Plan-Based Awards Table for Fiscal Year Ended March 31, 2022," see our discussion of the equity awards and incentive cash bonuses in the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."
Microchip has not made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (29)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (29)
Ganesh Moorthy				—	(1)	—
				—	(2)	—
				—	(3)	—
				—	(4)	—
				6,622	(5)	497,577
				12,808	(6)	962,393
				11,114	(7)	835,106
				51,232	(8)	3,849,572
	3,052	(9)	229,327
	11,868	(10)	891,762
	382	(10)	28,703
	650	(11)	48,841
	11,938	(12)	897,021
	388	(12)	29,154
	610	(12)	45,835
	14,152	(13)	1,063,381
	172	(13)	12,924
	15,304	(14)	1,149,943
	31,712	(15)	2,382,840
	12,486	(16)	938,198
	11,948	(17)	897,773
	11,752	(18)	883,045
	5,836	(19)	438,517
	8,004	(20)	601,421
	6,088	(21)	457,452
	5,864	(22)	440,621
	4,576	(23)	343,841
	6,104	(24)	458,655
	6,620	(25)	497,427
	6,404	(26)	481,197
	5,556	(27)	417,478
	51,228	(28)	3,849,272

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (29)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (29)
Steve Sanghi				—	(1)	—
				—	(2)	—
				—	(3)	—
				—	(4)	—
				5,338	(5)	401,097
				10,328	(6)	776,046
				8,960	(7)	673,254
	6,388	(9)	479,994
	24,838	(10)	1,866,327
	660	(10)	49,592
	2,742	(11)	206,034
	24,986	(12)	1,877,448
	670	(12)	50,344
	484	(12)	36,368
	29,620	(13)	2,225,647
	298	(13)	22,392
	32,032	(14)	2,406,884
	66,370	(15)	4,987,042
	26,132	(16)	1,963,558
	25,004	(17)	1,878,801
	24,596	(18)	1,848,143
	12,212	(19)	917,610
	16,750	(20)	1,258,595
	12,744	(21)	957,584
	12,276	(22)	922,419
	9,580	(23)	719,841
	4,922	(24)	369,839
	5,338	(25)	401,097
	5,162	(26)	387,873
	4,480	(27)	336,627

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (29)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (29)
Stephen V. Drehobl				—	(1)	—
				—	(2)	—
				—	(3)	—
				—	(4)	—
				2,014	(5)	151,332
				3,896	(6)	292,745
				3,378	(7)	253,823
				15,584	(8)	1,170,982
	1,445	(9)	108,577
	5,618	(10)	422,137
	250	(10)	18,785
	240	(11)	18,034
	5,652	(12)	424,691
	254	(12)	19,086
	116	(12)	8,716
	6,700	(13)	503,438
	112	(13)	8,416
	7,246	(14)	544,464
	14,300	(15)	1,074,502
	5,912	(16)	444,228
	5,656	(17)	424,992
	5,564	(18)	418,079
	2,762	(19)	207,537
	3,788	(20)	284,630
	2,882	(21)	216,553
	2,776	(22)	208,589
	2,166	(23)	162,753
	1,856	(24)	139,460
	2,012	(25)	151,182
	1,946	(26)	146,222
	1,689	(27)	126,911
	15,568	(28)	1,169,780

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (29)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (29)
J. Eric Bjornholt				—	(1)	—
				—	(2)	—
				—	(3)	—
				—	(4)	—
				1,608	(5)	120,825
				3,112	(6)	233,836
				2,698	(7)	202,728
				12,448	(8)	935,343
	1,111	(9)	83,481
	3,566	(10)	267,949
	322	(10)	24,195
	234	(10)	17,583
	180	(11)	13,525
	3,586	(12)	269,452
	308	(12)	23,143
	236	(12)	17,733
	88	(12)	6,612
	4,252	(13)	319,495
	304	(13)	22,843
	106	(13)	7,965
	4,598	(14)	345,494
	262	(14)	19,687
	9,078	(15)	682,121
	4,322	(16)	324,755
	4,136	(17)	310,779
	4,068	(18)	305,670
	2,020	(19)	151,783
	2,914	(20)	218,958
	2,216	(21)	166,510
	2,136	(22)	160,499
	1,666	(23)	125,183
	1,482	(24)	111,357
	1,606	(25)	120,675
	1,554	(26)	116,768
	1,349	(27)	101,364
	12,430	(28)	933,990

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (29)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (29)
Richard Simoncic				—	(1)	—
				—	(2)	—
				—	(3)	—
				—	(4)	—
				1,454	(5)	109,254
				2,812	(6)	211,294
				2,438	(7)	183,191
				11,232	(8)	843,972
	921	(9)	69,204
	3,932	(10)	295,450
	230	(10)	17,282
	196	(11)	14,727
	3,766	(12)	282,977
	232	(12)	17,432
	96	(12)	7,213
	4,466	(13)	335,575
	104	(13)	7,815
	4,830	(14)	362,926
	10,010	(15)	752,151
	3,940	(16)	296,052
	3,770	(17)	283,278
	3,708	(18)	278,619
	1,762	(19)	132,397
	2,416	(20)	181,538
	1,838	(21)	138,107
	1,770	(22)	132,998
	1,382	(23)	103,843
	1,338	(24)	100,537
	1,452	(25)	109,103
	1,404	(26)	105,497
	1,219	(27)	91,596
	11,242	(28)	844,724

(1)	Amount reflects estimated TSR achievement based on performance status as of March 31, 2022 (0% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the two-year period ending June 30, 2022. Vested PSUs are contingent on continuation of service through August 15, 2024. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(2)	Amount reflects estimated TSR achievement based on performance status as of March 31, 2022 (0% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the two-year period ending September 30, 2022. Vested PSUs are contingent on continuation of service through November 15, 2024. The number of shares that may be earned is between 0% and 200% of the target number of shares.

(3)	Amount reflects estimated TSR achievement based on performance status as of March 31, 2022 (0% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the two-year period ending December 31, 2022. Vested PSUs are contingent on continuation of service through February 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(4)	Amount reflects estimated TSR achievement based on performance status as of March 31, 2022 (0% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2024. Vested PSUs are contingent on continuation of service through May 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(5)	Amount reflects estimated TSR achievement at target (100%). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2024. Vested PSUs are contingent on continuation of service through August 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(6)	Amount reflects estimated PSU achievement based on the maximum performance measure (200% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2024. Vested PSUs are contingent on continuation of service through November 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(7)	Amount reflects estimated PSU achievement based on the maximum performance measure (200% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2024. Vested PSUs are contingent on continuation of service through February 15, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(8)	Amount reflects estimated PSU achievement based on the maximum performance measure (200% of target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2024. The number of shares that may be earned is between 0% and 200% of the target number of shares. These awards vest in quarterly installments from November 15, 2024 through August 15, 2026, subject to continued service on such dates.
(9)	Amount reflects TSR achievement of 38.13% of target during the two-year measurement period ended March 31, 2022, subject to continuation of service through May 15, 2024.
(10)	The award vested in full on May 15, 2022.
(11)	The award vested in full on June 1, 2022.
(12)	The award vests in full on August 15, 2022, subject to continued service on such date.
(13)	The award vests in full on November 15, 2022, subject to continued service on such date.
(14)	The award vests in full on February 15, 2023, subject to continued service on such date.
(15)	The award vests in equal quarterly installments through May 15, 2023, subject to continued service on such date.
(16)	The award vests in full on May 15, 2023, subject to continued service on such date.
(17)	The award vests in full on August 15, 2023, subject to continued service on such date.
(18)	The award vests in full on November 15, 2023, subject to continued service on such date.
(19)	The award vests in full on February 15, 2024, subject to continued service on such date.
(20)	The award vests in full on May 15, 2024, subject to continued service on such date.
(21)	The award vests in full on August 15, 2024, subject to continued service on such date.
(22)	The award vests in full on November 15, 2024, subject to continued service on such date.
(23)	The award vests in full on February 15, 2025, subject to continued service on such date.
(24)	The award vests in full on May 15, 2025, subject to continued service on such date.
(25)	The award vests in full on August 15, 2025, subject to continued service on such date.
(26)	The award vests in full on November 15, 2025, subject to continued service on such date.
(27)	The award vests in full on February 15, 2026, subject to continued service on such date.
(28)	The award vests in quarterly installments from November 15, 2023 through August 15, 2026, subject to continued service on such date.
(29)	Represents the number of RSUs and PSUs multiplied by $75.14, the closing price of our common stock on March 31, 2022.

STOCK VESTED
For Fiscal Year Ended March 31, 2022

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2022 for each of our named executive officers.

Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2022.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ganesh Moorthy, CEO and President	81,558	6,216,917
Steve Sanghi, Executive Chair	184,904	14,109,425
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	37,438	2,853,259
J. Eric Bjornholt, Senior VP and CFO	24,242	1,848,095
Richard Simoncic, Senior VP, Analog Power and Interface Business Unit	27,236	2,076,118

(1)The values realized upon vesting for RSUs and PSUs are based on the closing price of our common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2022

All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.

We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2022.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Ganesh Moorthy	—	—	44,147	—	477,739
Steve Sanghi	—	—	—	—	—
Stephen V. Drehobl	90,373	—	185,444	—	1,795,124
J. Eric Bjornholt	—	—	30,383	—	585,436
Richard Simoncic	—	—	—	—	—

(1)The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2022 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2022 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2022, may be issued upon the vesting of RSUs, PSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):
•Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),
•Microchip 2001 Employee Stock Purchase Plan (the "ESPP"),
•Microchip 2004 Equity Incentive Plan,
•Supertex 2009 Equity Plan,
•Micrel 2012 Equity Incentive Award Plan,
•Vitesse 2010 Incentive Plan,
•Vitesse 2013 Incentive Plan,
•Vitesse 2015 Incentive Plan, and
•Microsemi 2008 Performance Incentive Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted average exercise price of outstanding options (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(2)	10,114,015	(3)	$23.33		22,021,145	(4)
Equity Compensation Plans Not Approved by Stockholders	91,332	(5)	$16.07		—
Total	10,205,347		$16.65	(6)	22,021,145

(1)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)Beginning January 1, 2005, the shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 3,000,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board. Upon the approval of our Board, no additional shares of common stock were reserved under the ESPP on January 1, 2022 based on the automatic increase provision. Beginning January 1, 2007, the shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.1%) of the then outstanding shares of our common stock. Upon the approval of our Board, 555,989 additional shares of common stock were reserved under the IESPP effective January 1, 2022 based on the automatic increase provision.
(3)As of March 31, 2022, includes 10,106,015 shares issuable upon the vesting of RSUs and PSUs granted under our 2004 Equity Incentive Plan, and 8,000 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.
(4)As of March 31, 2022, includes 11,091,259 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under the IESPP and the ESPP.
(5)Consists of the aggregate amount of options, warrants and other equity rights assumed by us in connection with mergers and acquisitions at the weighted-average exercise price in the table above. No additional awards may be granted under those assumed arrangements. As of March 31, 2022, the foregoing consists of; 51,750 shares subject to outstanding options under the 2009 Equity Plan that Supertex adopted prior to our acquisition of Supertex in April 2014; 30,970 shares issuable upon the exercise of outstanding options granted under the Micrel 2012 Equity Incentive Award Plan; and 8,612 shares subject to outstanding options under the Vitesse 2013 Incentive Plan.
(6)As of March 31, 2022, there were a total of 99,332 shares subject to outstanding options, with a weighted average exercise price of $16.65 per share and a weighted average term of 1.37 years.

CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting

At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2023 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2023 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 17, 2023. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:
•Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2023 annual meeting must do so no later than April 16, 2023.
•However, if we hold our 2023 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2022 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2023 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
•A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2023 annual meeting.
•If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

Proxy Access

Under our amended Bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2023 annual meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the Board or two directors, provided in each case that the requirements set forth in the Bylaws are satisfied. To utilize such "proxy access" nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2023 annual meeting would be no earlier than February 15, 2023 and no later than March 17, 2023.

The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2022 Annual Report are available online (please see under the heading "Electronic Access to Proxy Statement and Annual Report" on page 2), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

Date of Proxy Statement

The date of this proxy statement is July 15, 2022.

APPENDIX A
NON-GAAP FINANCIAL MEASURES

Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, severance, and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters, IT security remediation costs, non-cash interest expense on our convertible debentures, losses on the settlement of debt, and gains related to equity investments. For fiscal 2022, our non-GAAP income tax expense is presented based on projected cash taxes for the fiscal year, excluding transition tax payments under the Tax Cuts and Jobs Act.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

RECONCILIATION OF GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN

Fiscal Year
2022
Gross margin, as reported	$4,449.6
Share-based compensation expense	34.3
Non-GAAP gross margin	$4,483.9
Non-GAAP gross margin percentage	65.7%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

Fiscal Year
2022
Operating income, as reported	$1,849.6
Share-based compensation expense	210.2
Acquisition-related	4.9
Professional services associated with certain legal matters	8.4
IT security remediation	0.2
Amortization of acquired intangible assets	862.5
Special charges (income) and other, net	29.5
Non-GAAP operating income	$2,965.3
Non-GAAP operating margin	43.5%

RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE

Fiscal Year
2022
Net income, as reported	$1,285.5
Share-based compensation expense	210.2
Acquisition-related	4.9
Professional services associated with certain legal matters	8.4
IT security remediation	0.2
Amortization of acquired intangible assets	862.5
Special charges (income) and other, net	29.5
Loss on settlement of debt	113.4
Non-cash other expense, net	38.6
Gains on equity investments	(5.5)
Other non-GAAP tax adjustment	63.1
Non-GAAP net income	$2,610.8
Non-GAAP net income as a percentage of net sales	38.3%
GAAP net income as a percentage of net sales	18.8%
Diluted net income per common share, as reported	$2.27
Non-GAAP diluted net income per common share	$4.61
Diluted common shares outstanding, as reported	565.9
Diluted common shares outstanding non-GAAP	565.9

MICROCHIP TECHNOLOGY INCORPORATED
2022 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, August 23, 2022
9:00 a.m. Mountain Standard Time

This Proxy is solicited on behalf of the Board of Directors 2022 ANNUAL MEETING OF STOCKHOLDERS
I (whether one or more of us) appoint Ganesh Moorthy and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2022 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting. The meeting is scheduled for Tuesday, August 23, 2022, at 9:00 a.m., Mountain Standard Time, at Microchip's Chandler, Arizona facility at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2023; and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.
IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2022 Annual Meeting.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.proxypush.com/mchp	( PHONE 1-866-883-3382	* MAIL
Use the internet to vote your proxy until 11:59 p.m. Eastern Time on August 22, 2022.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on August 22, 2022.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:
	01 Matthew W. Chapman	☐	For	☐	Against	☐	Abstain
	02 Esther L. Johnson	☐	For	☐	Against	☐	Abstain
	03 Karlton D. Johnson	☐	For	☐	Against	☐	Abstain
	04 Wade F. Meyercord	☐	For	☐	Against	☐	Abstain
	05 Ganesh Moorthy	☐	For	☐	Against	☐	Abstain
	06 Karen M. Rapp	☐	For	☐	Against	☐	Abstain
	07 Steve Sanghi	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2023.	☐	For	☐	Against	☐	Abstain
3.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	For	☐	Against	☐	Abstain

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the Proxy.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.microchip.com/annual_reports